Exhibit 6.4

Marcus & Millichap

COMMERCIAL

EARNEST MONEY CONTRACT

(Real Estate Purchase Agreement)

THIS DOCUMENT IS MORE THAN A RECEIPT FOR MONEY. THIS DOCUMENT IS INTENDED TO BE A LEGALLY BINDING CONTRACT. READ IT CAREFULLY.

This Earnest Money Contract (“Agreement”) concerns the purchase by Escalate Wealth REIT I, Inc and/or Assigns (hereinafter referred to as “Buyer”) and sale by Niveshak FW Group, a Texas limited liability company (hereinafter referred to as “Seller”) of that certain real property (the “Land”) and improvements (the “Improvements”) generally located in the City of Fort Worth, County of Tarrant, State of Texas, and more particularly described on attached Addendum A (the “Land”).

The Property shall also include Seller's interests in:

1)	Any and all privileges and appurtenances pertaining to the Property, including any right, title and interest of Seller in or to adjacent streets, alleys or right(s)-of-way;
2)	All of Seller's right, title and interest in and to that certain Lease dated February 9, 2010 (as amended and assigned, the “Lease”), by and between Seller, as landlord, and Family Dollar Stores of Texas, LLC, a Texas limited liability company (“Tenant”), as tenant;
3)	Any and all trade names used in connection with the Property;
4)	All personal property utilized by Seller in the operation of the Property that is currently located on the Property.

The foregoing is collectively referred to as the “Property”.

Notwithstanding anything herein to the contrary, Seller makes no representation that Seller owns any mineral interests associated with the Property. Seller will not reserve any mineral interests in the deed conveying the property to Buyer, but Seller will not make an affirmative conveyance of any mineral interest.

TERMS AND CONDITIONS

For the mutual covenants contained in this Agreement, Seller agrees to convey the Property to Buyer, and Buyer agrees to purchase the Property from Seller, on the following terms and conditions:

1)	PURCHASE PRICE: The total purchase price for the Property is Two Million Dollars ($2.000.000.00) (the “Purchase Price”).

The Purchase Price will be paid with ALL CASH

2)	EARNEST MONEY DEPOSIT: Within three (3) business days after the Effective Date of this Agreement (as defined below in paragraph 26 below), Buyer shall deposit with Lawyers Title, 8951 Collin McKinney Parkway, Ste. 201, McKinney, Texas 75070, Attn: Jennifer Draheim Tel.: 214-572-2109, Email: jennifer@bluejeasnlaw.com, the sum of Fifty Thousand Dollars ($50,000.00) in the form of a certified check, cashier's check or wire transfer as the earnest money deposit (“Deposit”) to be held in trust for the benefit of the parties by Lawyers Title (“Title Company”) in its capacity as escrow agent in a non-interest bearing accounts of Federally insured banking or savings institution(s), pursuant to the terms of this Agreement. The Deposit to be applied to the Purchase Price.

With the removal of the contingencies set forth in paragraphs 4, 7, and Addendum D (if applicable) hereof deposit shall be non-refundable. The entire Deposit shall be credited to the Purchase Price at the Closing Date, unless otherwise provided herein. If Buyer fails to timely deliver the Deposit, Seller may, at Seller's option, terminate this Agreement by delivering a written termination notice to Buyer.

Buyer acknowledges and agrees that, in the event Buyer defaults on this Agreement after removal of contingencies, Buyer's Deposit is non-refundable and is forfeited to Seller. If the Property is made unmarketable by Seller or Seller defaults on this Agreement, the Deposit must immediately be returned to Buyer. Notwithstanding the foregoing, no party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when, and to the extent, such failure or delay is caused by or results from one or more of the following force majeure events (“Force Majeure Events”), so long as the Force Majeure Event is beyond the reasonable control of the party impacted by it (the

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“Impacted Party”): (a) acts of God such as hurricane, flood, earthquake, tornado, fire, avalanche, or tsunami; (b) war, invasion, armed conflict (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (c) epidemics, pandemics, or government-mandated quarantines or stay-at-home orders (excluding recurrences of prior epidemics, pandemics, or quarantines or stay-at-home orders); or (d) government law, regulation, order, or other action. In such a Force Majeure Event, the Impacted Party must provide written notice to all other parties to this Agreement demonstrating that the Force Majeure Event has rendered performance of the Impacted Party's obligations under this Agreement impossible. Upon service of such written notice in accordance with the notice provisions of this Agreement, this Agreement shall be deemed terminated at no fault to either party. If Buyer, as the Impacted Party, timely serves such written notice upon all other parties within five (5) calendar days of the Force Majeure Event rendering performance of the Buyer's obligations impossible, then the Deposit shall be immediately refunded to Buyer; otherwise, Seller shall be entitled to retain the Deposit.

3)	CLOSING DATE: The closing of the sale will be on or before Fifty-Five (55) days after the Effective Date_or within 7 days after objections to title have been cured, whichever date is later (the “Closing Date”). Buyer shall have the right to extend the Close of Escrow for an additional thirty (30) days by delivering an additional non-refundable earnest money deposit of Fifty Thousand Dollars ($50,000.00), which shall be deemed part of the Deposit and applicable to the Purchase Price. If either party fails to close by the Closing Date, the non-defaulting party may exercise the remedies in Paragraph 13.

A.	At closing, Seller will execute and deliver, at Seller's expense, a special warranty deed, in form reasonably approved by Buyer. The deed must include a vendor's lien if any part of the Purchase Price is financed. The deed must convey good and indefeasible title to the Property and show no exceptions other than those permitted under Paragraph 4 or other provisions of the Agreement. Seller must convey the Property at closing:
(1)	with no liens, assessments, or Uniform Commercial Code or other security interest against the Property which will not be satisfied out of the Purchase Price, unless the Buyer is assuming existing loans;
(2)	without any assumed loans in default; and
(3)	with no persons in possession of any part of the Property as lessees, tenants at sufferance, or trespassers except Tenant pursuant to the Lease.

B.	At closing, Seller, at Seller's expense, will also deliver:
(1)	tax statements showing no delinquent taxes on the Property;
(2)	a bill of sale with warranties to title conveying title (in form reasonably approved by Buyer), free and clear of all liens, to any personal property defined as part of the Property above, or sold under this Agreement;
(3)	an assignment of all leases to or on the Property (in form reasonably approved by Buyer);
(4)	to the extent that the following items are assignable, an assignment to Buyer (in form reasonably approved by Buyer) of the following items as they relate to the Property or its operations;
(a)	licenses and permits;
(b)	maintenance, management, and other agreements; and
(c)	warranties and guaranties;

(5)	a rent roll current on the day of the closing certified by Seller as true and correct.
(6)	evidence that the person executing this Agreement is legally capable and authorized to bind Seller; and
(7)	any notices, statements, certificates, affidavits, releases, and other documents required by this Agreement, the title commitment, or applicable law that is necessary for the closing of the sale and the issuance of the title policy;

(8)	an Owner's Policy of Title Insurance issued by the Title Company in the amount of the Purchase Price dated at or after the Closing Date, insuring Buyer against all loss under the Title Policy, subject only to: (1) those title exceptions permitted by this Agreement or as may be approved by Buyer in writing; and (2) the standard printed exceptions contained in the promulgated form of title policy. The standard printed exception as to discrepancies, conflicts, or shortages in area and boundary lines may be deleted by Buyer at Buyer's sole cost and expense and at Buyer's sole option.

(9)	possession of the Property to Buyer upon closing and funding of the sale in its present condition with any repairs Seller is obligated to complete under this Agreement, ordinary wear and tear excepted.
(10)	a notice to Tenant (in form reasonably approved by Buyer) advising Tenant of the sale of the Property and the assignment of the Lease to Buyer.

Until Closing Date, Seller will operate the Property in the same manner as on the Effective Date and will not transfer or dispose of any portion of the Property.

C.	At closing, Buyer will:
(1)	pay the Purchase Price in good funds acceptable to the escrow agent;
(2)	deliver evidence that the person executing this Agreement is legally capable and authorized to bind Buyer;
(3)	execute and deliver any notices, statements, certificates, or other documents required by this Agreement or law necessary to close the sale.

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D.	PRORATIONS: Real property taxes and any other expenses of the Property shall be prorated as of the Closing Date. Security deposits, advance rentals, and the amount of any future lease credits shall be credited to Buyer. Delinquent or unpaid rents and C.A.M. reconciliations shall be handled outside of escrow and neither Agent or escrow shall be responsible for same.

LEASED PROPERTY PRORATIONS: Rents actually collected (prior to closing) will be prorated as of the Closing Date and rent collected thereafter applied first to rental payments then owed the Buyer and their remainder paid to the Seller. All free rent due any tenant at the close of escrow for rental periods after the closing shall be a credit against the Purchase Price. Other income and expenses shall be prorated as customary.

E.	SALES EXPENSES:
(1)	Seller's Expenses: Seller will pay for the following at or before closing:
(a)	releases of existing liens, other than those liens assumed by Buyer, including prepayment penalties and recording fees:
(b)	release of Seller's loan liability, if applicable;
(c)	tax statements or certificates;
(d)	preparation of the deed and any bill of sale;
(e)	one-half of any escrow fee;
(f)	costs to record any documents to cure title objections that Seller must cure; and
(g)	other expenses that Seller will pay under other provisions of this Agreement.
(2)	Buyer's Expenses: Buyer will pay for the following at or before closing:
(a)	all loan expenses (for example, application fees, origination fees, discount fees, buy-down fees, commitment fees, appraisal fees, assumption fees, recording fees, tax service fees, mortgage title policy expenses, credit report fees, document preparation fees, interest expense that Buyer's lender requires Buyer to pay at closing, loan related inspection fees, amortization schedule fees, courier fees, underwriting fees, wire transfer fees, and other fees required by Buyer's lender);
(b)	preparation fees of any deed of trust;
(c)	recording fees for the deed and any deed of trust;
(d)	premiums for flood and hazard insurance as may be required by Buyer's lender;
(e)	one-half of any escrow fee;
(f)	copy and delivery fees for delivery of the title commitment and related documents; and
(g)	other expenses that Buyer will pay under other provisions of this Agreement.

4)	TITLE:

A.	TITLE INSURANCE POLICY: Within five (5) calendar days after the Effective Date of this Agreement, Seller shall furnish or cause to be furnished to Buyer a commitment for a standard Texas owner's policy of title insurance ("Commitment") to be issued at the Closing Date by the Title Company for the Property. Seller authorizes the company to deliver the commitment and related documents to Buyer at Buyer's address.

B.	SURVEY: Survey must be made by a registered professional land surveyor acceptable to the Title Company and Buyer's lender:

Within three (3) business days after the Effective Date of this Agreement, Seller shall furnish Seller's existing Survey of the Property to Buyer and the Title Company, along with Seller's Affidavit acceptable to the Title Company for approval of the Survey. If the Survey is not approved by the Title Company or Buyer's Lender, a new Survey may be obtained by Buyer at Buyer's expense, no later than three (3) days prior to Closing Date. If Buyer obtains a new Survey, it shall be certified to Buyer and Buyer's Lender.

The survey must identify the Property by metes and bounds or platted lot description; show that the survey was made and staked on the ground with the corners permanently marked; set forth the dimensions and total area of the Property; show the locations of all improvements, highways, streets, roads, railroads, rivers, creeks or other waterways, fences, easements, and rights of way on the Property with all easements and rights of way referenced to the recording information; show any discrepancies or conflicts in boundaries, any visible encroachments, and any portion of the Property lying in a special flood hazard area as shown on the current Federal Emergency Management Agency Flood Insurance Rate Map; and contain the Surveyors Certificates that the survey is true and correct.

Within fifteen (15) calendar days following receipt of the above referenced documents, Buyer shall specify in writing any exceptions to which Buyer reasonably objects. If Buyer fails to object within this time period, all of Buyer's objections shall be deemed to be waived. If Buyer objects to any exceptions, Seller shall, within ten (10) calendar days after receipt of Buyer's objections, deliver to Buyer written notice that either (i) Seller will, at Seller's expense, attempt to remove the exception(s) to which Buyer has objected before the Closing Date or (ii) Seller is unwilling or unable to eliminate said exception(s). If Seller fails to So notify Buyer or is unwilling or unable to remove any such exception by the Closing Date, Buyer may either (i) elect to terminate this Agreement and receive back the entire

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Deposit, in which event Buyer and Seller shall have no further obligations under this Agreement; or, alternatively, (ii) Buyer may elect to purchase the Property hereunder subject to such exception

5)	NOTICES:

A.	SPECIAL ASSESSMENT DISTRICTS: If the Property is determined to be situated within a utility district or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver to Buyer as part of the title documents the required written notice (“MUD Notice”) and Buyer agrees to acknowledge receipt of the MUD Notice in writing prior to the Closing Date. The MUD Notice shall set forth the current tax rate, the current bonded indebtedness and the authorized indebtedness of the district, and must comply with all other applicable requirements of the Texas Water Code. If the Property is subject to mandatory membership in a property owner's association, Seller shall notify Buyer of the current annual budget of the property owners' association, and the current authorized fees, dues and/or assessments relating to the Property. Buyer and Seller hereby agree and acknowledge that Agent shall have no responsibility for determining whether the Property is in any such district, nor the compliance by any party with the requirements applicable to such property. If applicable, Buyer, Seller and their respective legal advisors shall prepare and execute an appropriate Addendum to this Agreement as they deem necessary.

B.	TIDALLY INFLUENCED PROPERTY: If the Property abuts the tidally influenced waters of the state, Section 33.135 of the Texas Natural Resources Code requires a notice regarding coastal area property to be included in this Agreement. Buyer and Seller hereby agree and acknowledge that Agent shall have no responsibility for determining whether the Property is a tidally influenced property, nor the compliance by any party with the requirements applicable to such property. If applicable, Buyer, Seller, and their respective legal advisors shall prepare and execute an appropriate Addendum to this Agreement as they deem necessary.

C.	ABSTRACT: At the time of the execution of this Agreement, Buyer acknowledges that Agent has advised and hereby advises Buyer, by this writing, that Buyer should have the abstract covering the Property examined by an attorney of Buyer's own selection or that Buyer should be furnished with or obtain a policy of title insurance.

D.	DISCLOSURE OF REAL ESTATE LICENSURE:

The_____ in this transaction is a licensed real estate agent acting as a principal, and is associated with ____, a licensed real estate broker.

The_____ in this transaction is a licensed real estate agent acting as a principal, and is associated with ____, a licensed real estate broker.

E.	INTRACOASTAL WATERWAY: If the Property is located seaward of the Gulf Intracoastal Waterway, Section 61.025, Texas Natural Resources Code, requires a notice regarding the seaward location of the Property to be included as part of this Agreement.

F.	MOLD/ALLERGEN ADVISORY: Buyer is advised of the possible presence within properties of toxic (or otherwise illness-causing) molds, fungi, spores, pollens and/or other botanical substances and/or allergens (e.g. dust, pet dander, insect material, etc.). These substances may be either visible or invisible, may adhere to wails and other accessible and inaccessible surfaces, may be embedded in carpets or other fabrics, may become airborne, and may be mistaken for other household substances and conditions. Exposure carries the potential of possible health consequences. Agent strongly recommends that Buyer contact the Texas Department of Health for further information on this topic. Buyer is advised to consider engaging the services of an environmental or industrial hygienist (or similar, qualified professional) to inspect and test for the presence of harmful mold, fungi, and botanical allergens and substances as part of Buyer's physical condition inspection of the Property, and Buyer is further advised to obtain from such qualified professionals information regarding the level of health-related risk involved and the advisability and feasibility of eradication and abatement. Buyer is expressly cautioned that Agent has no expertise in this area and is, therefore, incapable of conducting any level of inspection of the Property for the possible presence of mold and botanical allergens. Buyer acknowledges that Agent has not made any investigation, determination, warranty or representation with respect to the possible presence of mold or other botanical allergens, and Buyer agrees that the investigation and analysis of the foregoing matters is Buyer's sole responsibility and that Buyer shall not hold Agent responsible therefore.

6)	MATERIAL FACTS:

To the best of Seller's knowledge and belief: (Check (A) or (B) only)

____	(A)	Seller is not aware of any material defects to the Property except as stated in the attached Property Condition Statement (Addendum F).

____	(B)	Seller is not aware of any of the following, except as described otherwise in this Agreement:

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(1)	any subsurface: structures, pits, waste, springs, or improvements;
(2)	any pending or threatened litigation, condemnation, or assessment affecting the Property;
(3)	any environmental hazards or conditions that affect the Property;
(4)	whether the Property is or has been used for the storage or disposal of hazardous materials or toxic waste, a dump site or landfill, or any underground tanks or containers;
(5)	whether radon, asbestos insulation or fireproofing, urea-formaldehyde foam insulation, lead-based paint, toxic mold (to the extent that it adversely affects the health of ordinary occupants), or other pollutants or contaminants of any nature now exist or ever existed on the Property;
(6)	whether wetlands, as defined by federal or state law or regulation, are on the Property;
(7)	whether threatened or endangered species or their habitat are on the Property; and
(8)	any material physical defects in the improvements on the Property.

(describe any exceptions to (1)-(8) in an addendum.)

7)	INSPECTION CONTINGENCIES:

7.1)	FEASIBILITY: Within two (2) days after the Effective Date, Seller will deliver to Buyer the following items to the extent that the items are in Seller's possession or readily available to Seller. Any item not delivered is deemed not to be in Seller's possession or readily available to Seller. The items Seller will deliver are:

(A)	copies of all current leases pertaining to the Property, including any modifications, supplements, or amendments to the leases (leases, modifications, supplements and/or amendments for multifamily properties will be made available to Buyer during regular business hours at the Property);

(B)	property tax statements and any appraisal notices for the Property for the 2021 calendar year;

(C)	copies of an existing Phase I or Phase II Reports.

7.2)	INSPECTIONS, STUDIES, OR ASSESSMENTS:

(A)	Within twenty-five (25) days after the Effective Date, Buyer, at Buyer's expense, may complete or cause to be completed inspections, studies, or assessments of the Property, including all improvements and fixtures. Inspections, studies, or assessments may include, but are not limited to:

(1)	physical property inspections (for example, structural pest control, mechanical, structural, electrical, and plumbing inspections);
(2)	economic feasibility studies;
(3)	environmental assessments (for example, soil tests, air sampling, and paint sampling);
(4)	engineering studies; and
(5)	compliance inspections (for example, compliance determination with zoning ordinances, restrictions, building codes, and statutes).
(6)	profit and loss statements for the last three (3) years.

(B)	Seller, at Seller's expense, will turn on all utilities necessary for Buyer to make inspections, studies, or assessments.

(C)	Buyer must:
(1)	employ only trained and qualified inspectors and assessors;
(2)	notify Seller, in advance, of when the inspectors or assessors will be on the Property;
(3)	abide by any reasonable entry rules or requirements that Seller may require;
(4)	not interfere with existing operations or occupants of the Property; and
(5)	restore the Property to its original condition if altered due to inspections, studies, or assessments that Buyer completes or causes to be completed.

(D)	Except for those matters that arise from the negligence of Seller or Seller's agents or related to any preexisting conditions, Buyer is responsible for any claim, liability, encumbrance, cause of action, and expense resulting from Buyer's inspections, studies, or assessments, including any property damage or personal injury. Buyer will indemnify, hold harmless, and defend Seller and Seller's agents against any claim involving a matter for which Buyer is responsible under this paragraph. This paragraph survives termination of this Agreement.

7.3)	FEASIBILITY PERIOD AND RIGHT TO TERMINATE: Buyer may terminate this Agreement for any reason within twenty-five (25) days after the Effective Date by providing Seller with written notice of termination. If Buyer does not terminate within this time period, Buyer's objections for inspections shall be deemed to be waived. Notwithstanding anything herein to the contrary, $100 of the Deposit will be non-refundable and will be distributed to Seller upon any termination of this Agreement as full payment and independent consideration for Seller's performance under this

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Agreement. If this Agreement is properly terminated by Buyer, the Deposit less the non-refundable portion will be promptly returned to Buyer and the parties will have no further rights or obligations under this agreement except for any that expressly survive the termination of this Agreement.

7,4)	CURRENT OPERATIONS: After Buyer's right to terminate under paragraph 7.3 expires, Seller may not enter into, amend, or terminate any other agreement that affects the operations of the Property without Buyer's prior written approval. The Seller of a multifamily Property may continue to lease available units without the Buyer's written approval. Seller will continue to operate the Property in its normal course of business, including routine maintenance, payment of insurance premiums, and other day-to-day obligations.

7,5)	NONCONFORMANCE: Buyer has or will independently investigate and verify to Buyer's satisfaction the extent of any limitations of uses of the Property. Buyer acknowledges that the current use of the Property or the improvements located on the Property (or both) may not conform to applicable Federal, State or municipal laws, ordinances, codes or regulations. Zoning, permitted uses, height limitations, setback requirements, minimum parking requirements, limitations on coverage of improvements to total area of land, Americans with Disabilities Act requirements, wetlands restrictions and other matters may have a significant economic impact upon the intended use of the Property by Buyer. However, if Seller is aware of pending zoning changes and/or current nonconformance with any Federal, State or local laws, ordinances, codes or regulations, Seller shall disclose same to Buyer.

8)	SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC Section 1031. Seller's contemplated exchange shall not impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller's ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

9)	BUYER EXCHANGE: Seller agrees to cooperate should Buyer elect to purchase the Property as part of a like-kind exchange under IRC Section 1031. Buyer's contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Buyer's ability to dispose of its exchange property or effectuate an exchange. In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

10)	“AS IS” CONDITION OF PROPERTY: AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE DELIVERED AT CLOSING, BUYER IS TAKING THE PROPERTY "AS IS, WHERE IS" AND THAT THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE DELIVERED AT CLOSING, IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT, ASSERTION OR NONASSERTION BY SELLER OR SELLER'S AGENTS WITH RESPECT TO THE PROPERTY CONDITION, BUT IS RELYING SOLELY UPON ITS OWN EXAMINATION OF THE PROPERTY. BUYER TAKES THE PROPERTY UNDER THE EXPRESS UNDERSTANDING THERE ARE NO EXPRESS OR IMPLIED WARRANTIES (EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE DELIVERED AT CLOSING). THIS PROVISION WILL SURVIVE THE CLOSING.

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11)	RISK OF LOSS: Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer or Buyer's designee. In the event that the improvements on the Property are destroyed or materially damaged between the Effective Date of this Agreement and the Closing Date, Buyer shall have the option of demanding and receiving back the Deposit, with the parties being released from all obligations of this Agreement, or, alternatively, taking such improvements as Seller can deliver. If Buyer elects to proceed with the purchase of the Property, Seller shall pay all deductible amounts that are due under the insurance policy and assign all insurance proceeds to Buyer and credit the amount of the deductible due under the insurance policy or will give Buyer a credit against the Purchase Price at closing. Upon Buyer's removal of all inspection contingencies set forth in this Agreement relating to the condition of the Property, Seller shall maintain the Property through the Closing Date in substantially the same condition and repair as approved by Buyer, reasonable wear and tear excepted.

12)	CONDEMNATION: If before closing, condemnation proceedings are commenced against any part of the Property, Buyer may:

(A)	terminate this Agreement by providing written notice to Seller within 15 days after Buyer is advised of the condemnation proceedings and the Deposit, less any independent consideration under Paragraph 7.3, will be refunded to Buyer; or

(B)	appear and defend the condemnation proceedings and any award will, at Buyer's election, belong to:

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(1)	Seller and the Purchase Price will be reduced by the same amount; or
(2)	Buyer and the Purchase Price will not be reduced.

13)	DEFAULT:

((A)	If Buyer fails to comply with this Agreement, Buyer is in default and Seller may in its sole and absolute discretion elect to:
(1)	terminate this Agreement and receive the Deposit as liquidated damages, thereby releasing the parties from this Agreement; or

(B)	If, without fault, Seller is unable within the time allowed to deliver the estoppel certificates (as provided in Addendum D) or the Commitment, Buyer may:
(1)	terminate this Agreement and receive the Deposit, less any independent consideration under Paragraph 7.3, as the sole remedy; or
(2)	extend the time for performance up to 30 days and the closing will be extended as necessary.

(C)	Except as provided in Paragraph 13B, if Seller fails to comply with this Agreement, Seller is in default and Buyer may:

(1)	terminate this Agreement and receive the Deposit, less any independent consideration under Paragraph 7.3, as liquidated damages, thereby releasing the parties from this Agreement; or
(2)	enforce specific performance, or seek such other relief as may be provided by law, or both.

14)	ESCROW:

(A)	At closing, the Deposit will be applied first to any cash down payment, then to 'Buyer's closing costs, and any excess will be refunded to Buyer.

(B)	If both parties make written demand for the Deposit, escrow agent may require payment of unpaid expenses incurred on behalf of the parties and a written release of liability of escrow agent from all parties.

(C)	If one party makes written demand for the Deposit, escrow agent will give notice of the demand by providing to the other party a copy of the demand. If escrow agent does not receive written objection to the demand from the other party within 30 days after the date escrow agent sent the demand to the other party, escrow agent may disburse the Deposit to the party making demand, reduced by the amount of unpaid expenses incurred on behalf of the party receiving the Deposit and escrow agent may pay the same to the creditors.

(D)	Escrow agent will deduct any independent consideration under Paragraph 7.3 before disbursing any Deposit to Buyer and will pay the independent consideration to Seller.

(E)	If escrow agent complies with this Paragraph 14, each party hereby releases escrow agent from all claims related to the disbursal of the Deposit.

(F)	Notices under this Paragraph 14 must be sent by certified mail, return receipt requested, or by fax, or by a nationally recognized overnight courier, or by electronic mail. Notices to escrow agent are effective upon receipt by escrow agent.

15)	ROLLBACK TAXES: If Seller changes the use of the Property before closing or if a denial of the special evaluation of the Property claimed by Seller results in the assessment of additional taxes, penalties, or interest for periods before closing, the assessments will be the obligation of the Seller. This paragraph 15 survives the Closing Date.

16)	AUTHORIZATION: Buyer and Seller authorize Agent to disseminate sales information regarding this transaction, including the Purchase Price of the Property.

17)	OTHER BROKERS: Buyer and Seller agree that, in the event any broker, other than Agent or a broker affiliated with Agent, is involved in the disposition of the Property, Agent shall have no liability to Buyer, Seller or other person or entity, for the acts or omissions of such other broker, who shall not be deemed to be a subagent of Agent.

18)	AGENT'S LIMITED AUTHORITY AND RESPONSIBILITY: Agent shall have no authority to bind either Buyer or Seller to any modification or amendment of this Agreement. Agent shall not be responsible for performing any due diligence or other investigation of the Property on behalf of either Buyer or Seller, or for providing either party with professional advice with respect to, without limitation, any legal, tax, engineering, construction or hazardous materials issues.

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19)	ARBITRATION OF DISPUTES AND WAIVER OF JURY TRIAL: All disputes arising between the Parties with respect to the subject matter of this Purchase Agreement or the transaction contemplated herein (including but not limited to the parties' rights to the Deposit or the payment of commissions as provided herein) shall be settled exclusively by final, binding arbitration. The judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

The arbitration will proceed in the county where Agent's office is located and be conducted by the American Arbitration Association (“AAA”), or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's then-applicable Commercial Arbitration Rules (the "Rules"). Any party who fails or refuses to submit to arbitration following a demand by the other party shall bear all costs and expenses, including attorneys' fees, incurred by such other party in compelling arbitration.

Any arbitration will be decided by a single arbitrator selected according to the Rules. The arbitrator will decide any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication and may grant any remedy or relief that a court could order or grant on similar motions. The arbitrator shall apply the provisions of this Purchase Agreement without varying therefrom, and shall not have the power to add to, modify, or change any of the provisions hereof.

in any arbitration proceeding discovery will be permitted only in accordance with the terms of this paragraph. Discovery by each party shall be limited to: (i) a maximum number of five (5) depositions limited to four hours each; (ii) requests for production of documents; (iii) two interrogatories: one inquiring into the amount of damages sought by the other party and another into the calculation of those damages; and (iv) subpoenas upon third parties for production of documents, depositions, and to appear at a hearing. The scope of discovery may be expanded only upon the mutual consent of the parties. Discovery not set forth in this paragraph shall not be permitted.

The Parties understand and agree that they are entering into this arbitration agreement voluntarily, and that by doing so they are waiving their rights to a jury trial or to have their claims otherwise litigated in court.

22)	ATTORNEYS' FEES: In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, including Agent, the prevailing party shall be entitled to recover its costs, including costs of arbitration, and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

23)	SUCCESSORS & ASSIGNS: This Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto.

24)	TIME: Time is of the essence of this Agreement. The parties require strict compliance with the times for performance. If the last date to perform under a provision of this Agreement falls on a Saturday, Sunday or legal holiday, the time for performance is extended until 5:00 p.m. (Central Time Zone), the next day which is not a Saturday, Sunday or legal holiday.

25)	FOREIGN INVESTOR DISCLOSURE: Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of the Foreign Investment in Real Property Tax Act (FIRPTA) and regulations promulgated there under. buyer and Seller both agree to provide a signed FIRPTA form to Agent on or before the closing date.

26)	ACCEPTANCE AND EFFECTIVE DATE: The “Effective Date” of this Agreement for the purpose of performance of all obligations is the date the escrow agent receives this Agreement after all parties execute this Agreement.

This Agreement may be executed in counterparts, and transmitted by facsimile, or by pdf electronic mail, or by docusign (or similar electronic signature program) by and to the parties, and each such counterpart shall be deemed an original, and all of them together shall constitute a single instrument.

27)	GOVERNING LAW: This Agreement shall be construed under and governed by the laws of the State of Texas and, unless otherwise provided herein, all obligations of the parties hereunder are to be performed in the county where the Property is located.

28)	NON-DISCRIMINATION: Buyer and Seller acknowledge that it is illegal for either Seller, Buyer or Agent to refuse to lease or sell to any person on the basis of, without limitation, race, color, religion, national origin, sex, age, marital status or physical disability.

29)	INTEGRATION AND SURVIVAL: This Agreement contains the entire understanding and agreement between Buyer and Seller concerning the subject matter herein, and supersedes any and all prior agreements, understandings, promises and representations, whether written or oral, between the Buyer and Seller, concerning the subject matter hereof. There are no other understandings, oral or written, which in any way alter or enlarge the terms of this Agreement, and there are no warranties or representations with respect to the Property or this Agreement of any nature whatsoever, either express or implied, except as set forth herein. Should any provision of this Agreement or

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portion thereof be deemed illegal, invalid or otherwise unenforceable, then to the maximum extent permitted by law, the remainder of the Agreement shall remain valid and binding as between the parties.

30)	NOTICES: All notices required or permitted hereunder shall be given to the parties in writing (with a copy to Agent) at their respective addresses as set forth below, unless otherwise agreed by the parties. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to 5:00 p.m. the next business day. All notices between Buyer and Seller must be in writing and are effective when hand-delivered, mailed by certified mail return receipt requested, sent via a nationally recognized overnight carrier, or sent by facsimile transmission, or sent by electronic mail to the parties' addresses set out as follows:

Seller:	Niveshak FW Group	Buyer:	Escalate Wealth REIT I, Inc.
c/o:		c/o:	Harold Hofer
Address:	2206 Stanford Ct.	Address:	4600 Campus Drive, Ste 201
	McKinney, TX		Newport Beach, CA 92660
Telephone No.:		Telephone No.:	949-275-2658
Fax No.:		Fax No.:	N/A
Email:	alok_1412@yahoo.com	Email:	harold@elevate.money

With Copy To:

Buyer’s Counsel:	Daniel K. Winton - Attorney at Law
Address:	4685 MacArthur Court
Newport Beach, CA 92660
Telephone No.:	949-252-0516
Fax No.:	949-476-2477
Email:	dwinton@wintonlaw.com

31)	ATTACHED ADDENDA:

☒  Information About Brokerage Services

☒ Addendum A - Legal Description

☐  Addendum B - Third Party Financing

☐  Addendum C - Load Based Paint (required for residential dwellings constructed prior to 1978)

☒ Addendum D - Estoppel Certificates

☐  Addendum E Intermediary Relationship Notice

☐  Addendum F - Disclosure Notice

☐  Addendum G - MUD Notice

32)	AGENCY: The Term "Agent" refers to Marcus & Millichap Real Estate Investment Services and/or Other Broker, if applicable as set forth below. Each Agent only has duties to the party they represent as identified below. If either Agent is acting as an Intermediary, then that Agent will only have the duties of an Intermediary and both Buyer and Seller consent by their signature below that Agent has provided all proper notices and disclosures to this sale:

Marcus & Millichap Real Estate		Newport Net Lease/Bang Realty-Texas Inc.
Investment Services:		Texas License # 9007017

c/o:	Vincent Knipp	c/o:	David Perduk
Address:	5001 Spring Valley Rd. Ste 100W	Address:	2901 W Coast Hwy, Ste 200
	Dallas, TX 75244		Newport, CA 92663
Telephone No.:	(972) 755-5205	Telephone No.:	(949) 294-2708
Fax:	(817) 484-0111	Fax:	N/A
Email:	Vincent.knipp@marcusmillichap.com	Email:	David.perduk@newportnetlease.com

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Buyer and Seller both acknowledge that they have been presented with the Information About Brokerage Services form prior to execution of this contract and have been advised of the below agency status.

Marcus & Millichap Real Estate Investment Services:

___represents Buyer only              X    represents Seller only              ___is an Intermediary (See Addendum E)

Newport Net Lease:

   X     represents Buyer only       ____represents Seller only

Seller will pay Agent the Commission specified by separate written Representation Agreement. Payment of the Commission will not alter the fiduciary relationships between the parties and the Agents.

33)	CONSENT REQUIRED: Buyer, Seller, and Title Company agree that the Agents are third party beneficiaries of this Agreement with respect to the Commission established in the separate Representation Agreement, and that no changes may be made by Buyer, Seller, or Title Company as to the time of payment, amount of payment or the conditions for payment of the Commission without the written consent of the Agents,

34)	MMCC FINANCING EVALUATION: N/A

35)	Intentionally Deleted,

36)	AGREEMENT AS OFFER. The execution of this Agreement by the first party constitutes an offer to purchase or sell the Property. Unless, within five (5) days after the date of execution of this Agreement by the first party, this Agreement is accepted by the other party by signing the offer and delivering a fully executed copy to the first party or Title Company, the offer of this Agreement will be deemed automatically withdrawn, and the Deposit, if any, will be promptly returned to Buyer.

37)	OTHER TERMS AND CONDITIONS:

BUYER AND SELLER HEREBY ACKNOWLEDGE THAT AGENT HAS ADVISED THE PARTIES TO CONSULT WITH THEIR RESPECTIVE LEGAL COUNSEL CONCERNING THE LEGAL EFFECT AND VALIDITY OF THIS AGREEMENT PRIOR TO ITS EXECUTION.

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Executed below and to be effective as of the Effective Date.

BUYER:

DATE:	June 9 , 2021	Escalate Wealth REIT I, Inc.

Telephone:	(949) 275-2658	By:	/s/ Harold Hofer

Facsimile:	N/A	Name:	Harold Hofer

Email:	harold@elevate. money	Title:	CEO

SELLER:
6/9/2021 I 13:40:38 PDT
DATE:	June , 2021	Niveshak FW Group

Telephone:		By:	/s/ Alok Tyagi

Facsimile:		Name:	Alok Tyagi

Email:		Title:	Manager

TITLE COMPANY RECEIPT: The title company acknowledges receipt of this contract on June , 2021 (the "Effective Date") and, upon receipt of the Deposit, accepts the Deposit subject to the terms and conditions in this Agreement.

TITLE COMPANY:

DATE:	June , 2021	Lawyers Title

Telephone:		By:

Facsimile:		Name:	Jennifer Draheim

Email:		Title:

PARTIES UNDERSTAND AND ACKNOWLEDGE THAT BROKER IS NOT QUALIFIED TO PROVIDE, AND HAS NOT BEEN CONTRACTED TO PROVIDE, LEGAL, FINANCIAL OR TAX ADVICE, AND THAT ANY SUCH ADVICE MUST BE OBTAINED FROM PARTIES' ATTORNEY, ACCOUNTANT OR TAX PROFESSIONAL.

This Commercial Earnest Money Contract (Real Estate Purchase Agreement) was prepared by Evan A. Fetters (Tx. Bar No. 24102835) for use by Marcus & Millichap Real Estate Investment Services of Nevada, Inc. as a form Purchase Agreement to be used between buyers and sellers of commercial real estate.

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